Exhibit 10.31

NOTE ADDENDUM

This Addendum (“ADDENDUM”) is effective as of February 20, 2015 is entered into by and between National Automation Services, Inc., a Nevada Corporation (herein referred to as the “Company”) and Sean Sego (herein referred to as Holder) or it’s successors, designees or assignees. Both the Company and Holder may be jointly referred to as the “Parties.”

RECITALS
WHEREAS, the Company wishes to delay paying certain corporate debt in full at the present time;

WHEREAS, Holder, currently holds Notes dated April 2, 2014 (originally $50,000.00) and April 22, 2014, (originally $28,000.00, with a current balance of $18,000) requiring the Company to pay the debt represented by the Notes to Holder in 2014; and, are currently due on demand.

WHEREAS, Holder needs to be compensated for all such consideration and therefore provides the following long term offer:

1.) the remaining principle to date be converted into a five year convertible debenture, (Convertible Note), a) with a $37,000.00 long term incentive fee to be included in principle amount owed (“New Principle Amount”) at the annual rate of 10%, b) New Principle Amount is convertible into restricted shares of the Company upon request (Conversion Request) using the average of the lowest intraday trading price and the closing price during any 20 trading day window, surrounding the execution of the Convertible Note.  The Company retains the right to choose the day of such calculation with the understanding if it exercises such right of calculation (Company Calculated Conversion Price), the Holder has the right to rescind any Conversion Request within 2 days.  A sufficient reserve will be established to allow for conversion under the lowest option.  The Company agrees to use the Holder’s definition of how to calculate the conversion price should this provision be unclear or a dispute of calculation persist.  Holder is entering this note in good faith and can provide additional examples to illustrate this calculation upon demand.   This does not reduce the Company’s right to choose the date of calculation.  The Convertible Note, under such circumstances would then be accelerated to a new 6 month convertible note and due within 6 months from the date of Conversion Request, however, the Convertible Note would only be convertible during that 6 month term, at the then Company Calculated Conversion Price.  This accelerated note would be subject to default remedies without regard to any previous payments made against the note, c) in addition, Holder will have the right to accelerate payment on some or all interest as calculated and due as of the execution of this agreement plus $5,000.00 signing consideration to be paid at the Company’s option within 60 days of execution of the Convertible Note. With such consideration, Holder agrees to waive claim to any other current legal rights it has or to convert its debt into shares at the prices preserved under the original terms and intent.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	To combine both remaining balances on the Notes and incentive fee equaling $110,000.00 and extend to January 30th, 2020 at a APR of 10% simple interest,

AGREED TO:

“Company”		NATIONAL AUTOMATION SERVICES, INC.

Date:	2/20/15	By:	/s/ Robert Chance
ROBERT CHANCE, Chief Executive Officer

SEAN SEGO		NOTE HOLDER
(printed name)

Date:	2/20/15	/s/ Sean Sego